PRESS RELEASE
FOR IMMEDIATE RELEASE

SINOBIOMED ANNOUNCES NEW EXECUTIVE TEAM

NEW EXPERIENCED MANAGEMENT TO MOVE SWIFTLY ON
LICENSING, FUNDING, ACQUISITION AND INFORMATION
MANAGEMENT INITIATIVES TO ACCELERATE GROWTH

Shanghai, China – February 17, 2009 – The Board of Directors of Sinobiomed Inc. ("Sinobiomed", or "the Company") (OTCBB: SOBM) is pleased to announce the appointment of a new executive management team to accelerate the Company’s growth.

The new management team members are:
•
Dr. Anchie Kuo, incoming President and Chief Executive Officer who expects to join the Board of Directors in the future. Dr. Kuo has 20 years of management experience in biotechnology and healthcare firms, most recently as CEO of ARC Medical. He was a founder and managing director of Bank America Venture Partners (now Scale Partners), a $600 million private equity firm and Genaissance Healthcare Fund, a healthcare focused hedge fund, where he focused on investments in the healthcare sector including biopharmaceuticals.

•
Lionel Choong, recently appointed Chief Financial Officer who expects to also join the Board of Directors in the near future. A former partner with Deloitte Touche Tohmatsu, Mr. Choong has 20 years of experience in corporate finance, business development, IPO and M&A, and financial management and reporting in a variety of industries in Hong Kong, China and overseas, most recently as head of corporate finance of Kennic L.H. Lui & Co, a CPA firm in Hong Kong.

•
Brent Suen, Head of Strategic Development and Mergers and Acquisitions.  Mr. Suen has more than 20 years of experience in the investment industry, both as an investor and an operator of companies, most recently as Executive Director of IRG, where he oversaw deal sourcing and execution for the advisory business for the IRG TMT Asia Fund, primarily in Technology and Life Science companies.

•
Christopher Metcalf, incoming Chairman of the Board.  Mr. Metcalf is an executive with extensive private equity and investment banking experience and has previously held investment positions at Morgan Stanley and GF Private Equity Group.

The team plans to implement immediately the following strategic initiatives:
•	licensing opportunities with the Company’s patented SFDA (China) approved products and pre-approved products in Asia, Europe, and the U.S..
•	Strategic investments in Sinobiomed’s product pipline and protein discovery platform through fund raising via debt, equity, or a combination of both;
•	Identify potential acquisition candidates in China;
•
Implement a real-time on line management information system to provide timely business insight on financial, operational, and external information to enable management to understand and act before competitors intended to create increased shareholder value.

“Sinobiomed is a multi-stage biopharmaceutical company whose value can be attributed to its strong recombinant technology development platform, proprietary late-stage pre-commercial products, and its current SFDA approved products,” said Dr. Kuo. “We believe the Company’s considerable assets can be leveraged to transform Sinobiomed into a leading biopharmaceutical company and intend to move swiftly on these strategic initiatives to accelerate growth to attain that goal.”

Mr. Choong further commented: “As CFO I am excited by the opportunity to move forward with this strong new team. I will provide business insight into the financial aspects of the strategic initiatives to be implemented and to promote increasing transparency and corporate governance in the Company’s operations.”

Mr. Banjun Yang, has resigned from his positions as President, Chief Executive Officer and Chairman of the Board.

ABOUT SINOBIOMED INC.
Sinobiomed Inc. is a leading Chinese developer of genetically engineered recombinant protein drugs and vaccines. Based in Shanghai, Sinobiomed currently has 10 products approved or in development: three on the market, four in clinical trials and three in research and development. The Company’s products respond to a wide range of diseases and conditions, including: malaria, hepatitis, surgical bleeding, cancer, rheumatoid arthritis, diabetic ulcers and burns, and blood cell regeneration.

SINOBIOMED INC.
LANE 4705, NO. 58, NORTH YANG GAO RD.
PUDONG, NEW AREA SHANGHAI, 201206 CHINA
PHONE: 86-58993708 / FAX: 86-58993709
INVESTOR RELATIONS 852 9316 6780
EMAIL: INFO@SINOBIOMED.COM

FORWARD LOOKING STATEMENTS This news release may include “forward-looking statements” regarding Sinobiomed, and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Sinobiomed expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Sinobiomed does not undertake any obligation to update any forward looking statement, except as required under applicable law.